Exhibit 10.8
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 31st day of March, 2009, by and between Windsor Plaza, LLC, a Minnesota limited liability company, as landlord (hereinafter “Landlord”) and Virtual Radiologic Corporation, a Delaware corporation, as tenant (hereinafter “Tenant”)
W I T N E S S E T H:
     WHEREAS, Landlord and Tenant entered into that certain Lease dated November 30, 2007 (the “Lease”), covering certain premises in Windsor Plaza in the City of Eden Prairie, County of Hennepin, State of Minnesota, as described in the Lease (“Premises”); and
     WHEREAS, the parties to this Amendment hereby wish to amend the Lease as set forth in this Amendment;
     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used, but not defined, herein have the meanings ascribed to them in the Lease, unless defined otherwise herein.
     2. Rent for VRC-Dedicated Electrical Room and VRC-Generator Room. Attached hereto as Exhibit A is the updated garage floor plan for the Project (“Garage Level Floor Plan”). The Garage Level Floor Plan identifies, among other items, the VRC-Generator Room and the UPS Room. The UPS Room is the VRC-Dedicated Electrical Room (as said term is defined in the Lease), and will be hereinafter defined as the UPS Room. The location and size of the VRC-Generator Room and UPS Room identified on Exhibit A attached hereto replaces any reference to said rooms on Exhibits Q and R of the Lease.
     Pursuant to Section 2.7 of the Lease, Tenant will pay, in addition to the Base Rent for the Leased Premises (as set forth in the Schedule of Basic Terms (E)), Twelve and No/100 Dollars ($12.00) per square foot in gross rent for the VRC-Generator Room and UPS Room, which amount shall increase by two percent (2%) per year (cumulatively) during the Lease Term, effective as of each anniversary of the Rent Commencement Date. Said gross rent will be calculated as follows:
a.	the UPS Room is 625 square feet. The gross rent to be paid by Tenant for said room is based on 419 square feet (67% of the total square footage), which is a stipulated number in recognition of the fact that the UPS (as defined below) will also be used by Landlord to power the life safety systems of the Project. The 419 square feet figure equates to Tenant’s payment of gross rent for the UPS Room initially being $5,025.00 per year or $419.00 per month, to be paid along with the Base Rent for the Leased Premises for the Lease Term. Tenant and Landlord will each have access to the UPS Room at all times.

b.	the VRC-Generator Room is 1,350 square feet. The gross rent to be paid by Tenant for said room is based on 905 square feet (67% of the total square footage), which is a stipulated number in recognition of the fact that the Generators (as defined below) will also be used by Landlord to power the life safety systems of the Project. The 905 square feet figure equates to Tenant’s payment of gross rent for the VRC-Generator Room initially being $10,860 per year or $905.00 per month, to be paid along with the Base Rent for the Leased Premises for the Lease Term. Landlord and Tenant will each have access to the VRC-Generator Room at all times.
     The obligation to pay said gross rent will commence on the Rent Commencement Date, and be paid pursuant to Section 2.3 of the Lease.
     3. Generators. Landlord and Tenant acknowledge that they jointly determined after the Effective Date (and following completion of Landlord’s initial plans for the installation of equipment to supply power for the base building life safety systems for the Project) that three (3) 250kVA generators, totaling 750kVA (collectively “Generators”) and uninterruptable power supply equipment (the “UPS”) are needed for the operation of (i) Tenant’s business within the Leased Premises (“Tenant’s Generator/UPS Use”) and (ii) the base building life safety systems of the Project (“Landlord’s Generator/UPS Use”). The term “Generator” or “Generators” also includes any replacement Generators. Landlord’s initial plans called for only one (1) 166kVA generator to satisfy Landlord’s Generator/UPS Use. As a result, the Landlord and Tenant agree to the following with respect to the installation, maintenance, repair, use and ownership of the Generators, the UPS and related fixtures and equipment:
a.	Tenant will contract directly with Amcon Construction, LLC (“Amcon”), the general contractor for the Project (as well as Tenant’s Work), to install the Generators in the VRC-Generator Room and the UPS in the UPS Room. A summary of the improvements required for operation of the Generators and the UPS is set forth on Exhibit B (collectively referred to as “Generator/UPS Improvements”) attached hereto and incorporated herein. The cost of the Generator/UPS Improvements will be paid directly by Tenant to Amcon, and Landlord will have no responsibility therefor.

b.	Landlord’s Work is hereby amended to exclude any of the items on Exhibit B which are part of the Generator/UPS Improvements. Following installation of the Generator/UPS Improvements, Tenant will own the Generators and the UPS (collectively, the “Tenant Generator/UPS Equipment”), and Landlord will own all other Generator/UPS Improvements, for purposes of depreciation and insurance (and any applicable provision of the Lease relating to Tenant’s property).

c.	During the Lease Term, Landlord will be responsible for maintaining, repairing and replacing the Generator/UPS Improvements, which Landlord shall at all times keep in good working order, condition and repair. Tenant will reimburse Landlord for sixty-seven percent (67%) of the costs and expenses for the same within thirty (30) days after receiving invoices from Landlord. If not reimbursed within said thirty (30) days, then Landlord will have all rights and remedies under the Lease, arising out of a monetary default by Tenant. Landlord shall deliver to Tenant copies of all maintenance and repair records, documentation and invoices as and when the same are prepared or received by Landlord. Landlord shall confer with Tenant and reasonably cooperate with Tenant in connection with the maintenance and repair of the Generator/UPS Improvements. At all times, Tenant shall have access to the Generator/UPS Improvements and the right, but not the obligation, to inspect and test the Generator/UPS Improvements. Landlord shall comply with reasonable recommendations from Tenant with respect to the maintenance, repair and/or replacement of all or any part of the Generator/UPS Improvements. If any of the Generators need to be replaced, if the UPS needs to be replaced, or if any other component of the Generator/UPS Improvements needs to be replaced, and cost of replacing the same will exceed $25,000.00, Landlord will first notify Tenant and Landlord will accept reasonable recommendations by Tenant with respect to the same. No costs or expenses in connection with maintaining, repairing or replacing the Generator/UPS Improvements or any part thereof shall be included as Operating Costs (it being understood that Tenant’s sole payment obligations for such items are set forth in this Section 3.c).

d.	Subject to Landlord’s right to purchase the Tenant Generator/UPS Equipment (as set forth in Section 3.f herein), Tenant, at the end of the Lease Term, and following at least 180 days written notice to Landlord, may remove the Tenant Generator/UPS Equipment. Tenant’s removal of the Tenant Generator/UPS Equipment must be in compliance with the terms and conditions of the Lease, and Tenant may only remove the Tenant Generator/UPS Equipment, and may not remove any of the hardware, electrical, piping, fire protection, switchboard modification, equipment pads, or other items (besides the Tenant Generator/UPS Equipment) identified on Exhibit B (or future improvements installed in order to operate the Tenant Generator/UPS Equipment).

e.	Prior to execution of this Amendment, Landlord acknowledges that Tenant paid Landlord Nine Thousand Nine Hundred Forty-Six and 39/100 Dollars ($9,946.39) for reimbursement to Landlord for a portion of costs incurred in the redesign of the Generator/UPS Improvements.

f.	Landlord has the option to purchase the Tenant Generator/UPS Equipment as set forth herein. In order to exercise said option, Landlord must deliver written notice to Tenant of Landlord’s election to exercise said option within thirty (30) days after of receipt of Tenant’s 180 day notice (required to be delivered in Section 3.d), in which case Tenant will not remove the Tenant Generator/UPS Equipment from the VRC-Generator Room or UPS Room. If Landlord does not deliver said exercise notice within said thirty (30) days, then Landlord will be deemed to have waived said right and the option will be deemed terminated. If Landlord timely exercises said option, then the purchase price for the Tenant Generator/UPS Equipment will be an amount equal to the unamortized useful life of the same at the time of purchase, determined as follows. For purposes of this Section 3.f, the initial value of the Generators is $423,242.40 and the useful life thereof shall be deemed to be twenty (20) years; and the initial value of the UPS is $188,404.65, and the useful life thereof shall be deemed to be fifteen (15) years. Each respective amortization schedule will be on a straight line basis, will be based on a 365 day year, and will be calculated starting as of the Commencement Date and ending as of the date that Tenant vacates the Leased Premises. Landlord’s exercise notice must include Landlord’s calculation of the purchase price, based on the formulas in the preceding sentence. Landlord will accept the Tenant Generator/UPS Equipment in its then AS-IS condition, with no representations or warranties by Tenant.

g.	Each of the three (3) Generators is 250 kVA, for a total of 750 kVA. Landlord represents and warrants that the amount of power required for Landlord’s Generator/UPS Use is estimated to be 166kVA and in no event will exceed 166kVA at any given time. Landlord agrees that Landlord will not cause or permit the power consumption from landlord’s Generator/UPS use to exceed said 166kVA and that the power available for Tenant’s Generator/UPS Use will never be less than the total amount of power available from the Generators and the UPS, minus 166kVA. Landlord further agrees that Landlord will not cause or permit any other use of the Tenant Generator/UPS Equipment or other Generator/UPS Improvements without obtaining the prior written consent of Tenant.
     4. Parking. Section 3.9 of the Lease is supplemented as follows:
a.	Pursuant to Section 3.9(ii) of the Lease, the Tenant has the exclusive right to lease twenty (20) parking stalls within the Parking Garage. Said twenty (20) parking stalls are identified as stalls 17-27 and 39-47 on the Garage Level Floor Plan.

b.	In addition to Tenant’s other parking rights under the Lease (as hereby amended), at no additional cost to Tenant, Tenant shall have the exclusive right to use the fifteen (15) covered (but not enclosed) parking stalls identified on Exhibit C attached hereto (the “Covered Stalls”) during the Lease Term. The Covered Stalls are located on the sub-deck level of the parking deck, which is located on the same level as the vehicle entrance to the enclosed portion of the Parking Garage. At Tenant’s expense, Tenant shall have the right to install signs identifying the Covered Stalls as being reserved or dedicated exclusively for the use of Tenant.
     5. Storage Space. Attached hereto as Exhibit E is a floor plan of a portion of the garage level of the Project that identifies, among other areas, a room designated “Storage – VRC,” consisting of 522 square feet (the “VRC Storage Room”). Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the VRC Storage Room. In addition to the other amounts payable by Tenant under the Lease, as hereby amended, Tenant will pay $12.00 per square foot per year in gross rent for the VRC Storage Room. The gross rent for the VRC Storage Room will increase by two percent (2%) per year (cumulatively) during the Lease Term, effective as of each anniversary of the Rent Commencement Date. Tenant’s initial gross rent for the VRC Storage Room is $6,264.00 per year or $522.00 per month, to be paid along with Base Rent for the Leased Premises. Tenant will have access to the VRC Storage Room at all times. The obligation to pay said gross rent for the VRC Storage Room will commence on the Rent Commencement Date.
     6. Tenant Improvements. The plans and Amcon’s 12/16/08 restroom revision bulletin attached hereto as Exhibit D shall be deemed to be a part of Tenant’s Plans and Specifications (as said term is defined in Section 8.2(b) of the Lease) and the improvements and work shown and described therein (the “New Restroom Improvements”) shall be included among the Tenant Improvements to be completed by Landlord. Tenant has or will pay for the New Restroom Improvements, and Landlord agrees, pursuant to paragraph 7 herein, to contribute one half ($32,447.50) for said improvements through the Base Rent Credit described in Paragraph 7 herein.
     7. Base Rent Credit. One half (1/2) of the total cost of the New Restroom Improvements estimated at $64,895.00 will be a credit against Tenant’s first month of Base Rent due Landlord, resulting in a decrease in the Tenant’s Base Rent for the first month following the Rent Commencement Date, in the amount of $32,447.50.
     8. Commencement Date and Rent Commencement Date. The Commencement Date is hereinafter defined as March 2, 2009, and the Rent Commencement Date is hereinafter defined as September 2, 2009.
     9. Ratification. Except as expressly amended hereby, all of the terms, provisions, covenants and conditions of the Lease are hereby ratified and confirmed and shall continue in full force and effect. In the event of any conflict or inconsistency between the Lease and this Amendment, the terms of this Amendment shall govern and control.
     10. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
     11. Authority. The individuals executing this Amendment hereby represent and warrant that they are empowered and duly authorized to so execute this Amendment on behalf of the parties they represent.

     12. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Signatures Appear On Next Page]

[Signature page to First Amendment to Lease]
     IN WITNESS WHEREOF, the parties have hereunto set their hands this 31st day of March, 2009.

LANDLORD:
Windsor Plaza, LLC, a Minnesota limited
liability company

By:	/s/ Jay Scott

Its:	President

TENANT:
Virtual Radiologic Corporation, a Delaware
corporation

By:	/s/ Robert C. Kill

Its:	President and Chief Executive Officer